SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

June 14, 2010
Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600
Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 1.01 – Entry into a Material Definitive Agreement

On  June 14, 2010, HOMI Industries Ltd (“HOMI Industries”), which is a wholly owned subsidiary of Hotel Outsource Management International, Inc. (“HOMI”), entered into a loan agreement with Ilan Bahry, Amir Schechtman and Oded Yeoshoua (collectively, “Lender”) pursuant to which Lender shall loan HOMI Industries a sum in New Israeli Shekels that approximates to $181,500.

HOMI owns a turnkey computerized minibar system, including 363 HOMI® computerized minibars, a central unit and a license to HOMI® software, which HOMI Israel Ltd (“HOMI’s Affiliate”) plans to install in July 2010 at the Royal Beach Hotel (the “Hotel”), located in Eilat, Israel (the “Minibar System”) and operate for the Hotel under an outsource operation agreement which HOMI’s Affiliate signed with the Hotel (the “Outsource Operation”).

HOMI INDUSTRIES will make monthly payments to Lender towards repayment of the Loan. These payments (“Monthly Repayments”) will not be in a fixed amount. The amount of each Monthly Repayment will be computed on the basis of HOMI’s Affiliate’s revenues from the Outsource Operation. HOMI’s Affiliate shall invoice the Hotel for the full amount of the net revenues from the Outsource Operation (“Net Revenues”).  From the sum equal to the Net Revenues, HOMI INDUSTRIES will deduct (a) the cost of goods to be sold in the minibars; (b) labor costs; (c) a maintenance fee of the equivalent of $0.06 per minibar per day; and (d) a management fee of 8% of Net Revenues (collectively, “Operational Payments”).

Until completion of the first 9 years of the Loan Agreement (the “Milestone”), on a monthly basis, if Net Revenues, as collected by HOMI’s Affiliate, exceed Operational Payments by the equivalent of at least $4,537, then the amount of the Monthly Repayment which HOMI INDUSTRIES will pay to Lender shall be equal to 60% of all such excess; if Net Revenues from Hotel, as collected by HOMI’s Affiliate, exceed Operational Payments by more than the equivalent of $2,722 but less than the equivalent of $4,537, then the amount of the Monthly Repayment which HOMI INDUSTRIES will pay to Lender shall be the equivalent of exactly $2,722.  If Net Revenues from Hotel, as collected by HOMI’s Affiliate, exceed Operational Payments by less than the equivalent of $2,722, then the amount of the Monthly Repayment which HOMI INDUSTRIES will pay to Lender shall be a sum equal to 100% of all such excess; and if Net Revenues from Hotel, as collected by HOMI’s Affiliate, do not exceed Operational Payments, then no Monthly Repayment will be made to Lender for that month.

Once the Milestone has been reached, each Monthly Payment will be in an amount equal to 60% of the sum, if any, by which Net Revenues, as collected by HOMI’s Affiliate, exceeded Operational Payments, for that month.

HOMI INDUSTRIES shall continue to affect the Monthly Payments to Lender for as long as the Outsource Operation continues in respect of the Minibar System. If and when the aggregate total of such Monthly Repayments exceeds the principal of the Loan, such repayments shall be deemed interest on the Loan.

If the Outsource Operation is terminated prior to the Milestone being reached, and the minibar system is removed from the hotel, HOMI INDUSTRIES will, at its own cost, have the Minibar System reinstalled in another hotel with similar revenue earning capacity as the Hotel within six months of its removal from the Hotel.  In the event HOMI INDUSTRIES does not have the Minibar System placed in another similar hotel within six months of termination of its outsource agreement, HOMI INDUSTRIES shall, within the three months following that six month period, transfer the rights granted to Lender under this agreement to a similar minibar system owned by HOMI Industries or one if its affiliates, instead of the initial Minibar System, and Monthly Repayments will be computed in relation to the replacement minibar system. If reinstallation was not performed within 3 months, and if Hotel paid to HOMI’s Affiliate, $180 per minibar for removal of the Minibar System from the Hotel, then HOMI Industries shall pay to Lender a sum equal to $30 per minibar so removed from the Hotel, in addition to all other payments pursuant to the Agreement.

If the Outsource Agreement is terminated during the Initial Term of 9 years, in the context of the Hotel’s deciding to exercise its option to rent the Minibar System from HOMI’s Affiliate, with the Hotel operating the Minibar System itself, then, for the purposes of the Loan Agreement, “Net Revenues” will be defined as the rental fees paid by the Hotel.

If the Outsource Operation is terminated at the end of its third year due to a purchase of the Minibar System by the Hotel, then HOMI Industries shall pay Lender 75% of the payment it received for the Minibar System and this payment, together will all payments previously received by Lender, will constitute full and final payment of the Loan and all accrued interest.

HOMI INDUSTRIES intends to enter into similar agreements in the future.

 Item 9.01 –                      Financial Statements and Exhibits

(d) Exhibits

Exhibit No.       Description

10.01	Loan Agreement between HOMI Industries, Inc. and Ilan Bahry, Amir Schechtman and Oded Yeoshoua dated June 14, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

June 14 , 2010		Hotel Outsource Management International, Inc.

	By:	/s/ Jacob Ronnel
	Name:	Jacob Ronnel
	Title:	Chief Executive Officer

Exhibit Index

Exhibit No.             Description of Exhibit

10.01	Loan Agreement between HOMI Industries, Inc. and Ilan Bahry, Amir Schechtman and Oded Yeoshoua dated June 14, 2010